Exhibit 99.2
COMPENSATION COMMITTEE
CHARTER
Composition and Term of Office
     The Board of Directors (the “Board”) has created and shall designate annually three or more members as the Compensation Committee (such committee having been previously referred to as the Human Resources Committee). Each Committee member must satisfy the applicable New York Stock Exchange requirements for independence as determined by the Board. Desirable qualifications for Committee members include experience in business or professional management, executive compensation, employee benefits, and human resources. The members, including the Chairperson, shall be designated annually by a majority of the full Board upon recommendation of the Nominating/Corporate Governance Committee, and may be removed, at any time, with or without cause, by a majority of the full Board.
Purpose
     The Committee shall discharge the Board’s duties concerning executive compensation and advise the Board on the Company’s compensation philosophy, programs, and objectives.
Responsibilities
     The Committee shall have the following primary responsibilities:
1.	Review and approve the Company’s compensation philosophy;

2.	Review and approve the executive compensation programs, plans and awards;

3.	Make recommendations to the Board with respect to new incentive and benefit plans, or amendments to any such existing plans, other than plans covering solely outside directors;

4.	Review and approve, for the CEO and other senior officers of the Company, (1) employment agreements, severance arrangements and change in control agreements or provisions, in each case, when and if appropriate, and (2) any special or supplemental benefits.

5.	Review and approve consulting agreements with former executives;

6.	Administer the Company’s long-term incentive plans and stock or stock-based plans;

7.	Review and approve policies, principles and procedures for selection and performance review of the CEO and other top management;

8.	Review and approve the Company’s goals and objectives relevant to CEO compensation, evaluate the CEO’s performance with respect to such goals, and set the CEO’s compensation level based on such evaluation;

9.	Determine whether to retain or terminate any compensation consulting firm used by the Company, the Committee, or the Board to assist in the evaluation of director, CEO, or executive compensation. Exercise sole authority to approve the terms and fees relating to such retention;

10.	Review and discuss the Company’s annual Compensation Discussion and Analysis disclosure (“CD&A”) with the Company’s management and, based on such review and discussion, make a recommendation to the full Board as to whether the CD&A should be included in the Company’s annual report filed with the Securities and

Exchange Commission and, as applicable, the Company’s proxy or information statement;
11.	Render a report annually which complies with Securities and Exchange Commission rules and regulations to be included in the Company’s annual proxy or information statement; and

12.	Perform such other functions as are from time to time assigned by the Board.
Committee Performance Evaluation
     The Committee shall annually conduct an evaluation of its performance in fulfilling its responsibilities and meeting its goals, as outlined above.
Meetings
     A majority of Committee members shall constitute a quorum for the transaction of business. The action of a majority of those present at a meeting at which a quorum is attained, shall be the act of the Committee. The Committee may, if appropriate, delegate matters within its responsibility to subcommittees composed of certain of its members. The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. Meetings of the Committee may be called as needed by the Chairperson, the Chairman of the Board, or the CEO. The Chairperson will preside, when present, at all meetings of the Committee. The Committee shall keep a record of its proceedings and report thereon from time to time to the full Board.
As amended by the Board of Directors on October 27, 2006.